Exhibit 24.1

POWER OF ATTORNEY

THE BANK OF NEW YORK MELLON CORPORATION

Know all men by these presents, that each person whose signature appears below constitutes and appoints J. Kevin McCarthy and Jean Weng, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign one or more Annual Reports on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, for The Bank of New York Mellon Corporation (the “Corporation”) for the year ended December 31, 2023, and any and all amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and with the New York Stock Exchange, Inc., granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and each of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney shall be effective as of February 12, 2024 and shall continue in full force and effect until revoked by the undersigned in a writing filed with the secretary of the Corporation.

/s/ Linda Z. Cook	/s/ Ralph Izzo
Linda Z. Cook, Director	Ralph Izzo, Director

/s/ Joseph J. Echevarria	/s/ Sandra E. O’Connor
Joseph J. Echevarria, Director	Sandra E. O’Connor, Director

/s/ M. Amy Gilliland	/s/ Elizabeth E. Robinson
M. Amy Gilliland, Director	Elizabeth E. Robinson, Director

/s/ Jeffrey A. Goldstein	/s/ Alfred W. Zollar
Jeffrey A. Goldstein, Director	Alfred W. Zollar, Director

/s/ K. Guru Gowrappan
K. Guru Gowrappan, Director